060 Putnam High Yield Advantage Fund 11/3/13 Annual Report

Because of the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	41,244
Class B	   934
Class C	 1,624
Class M    7,400

72DD2 (000s omitted)

Class R	 1,563
Class Y	 9,935

73A1

Class A	0.387
Class B	0.339
Class C	0.339
Class M	0.375

73A2

Class R	0.375
Class Y	0.400

74U1 (000s omitted)

Class A	91,345
Class B	  2,829
Class C	  4,789
Class M	 21,808

74U2 (000s omitted)

Class R	  3,990
Class Y	 36,089

74V1

Class A	6.20
Class B	6.06
Class C	6.04
Class M	6.19

74V2

Class R	6.19
Class Y	6.44

Item 61 Open end funds only

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.